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                       STOCK PURCHASE AND SALE AGREEMENT

                                     among

                         SKYLYNX COMMUNICATIONS, INC.
                            a Colorado corporation,

                  SKYLYNX COMMUNICATIONS OF CALIFORNIA, INC.
                            a Delaware corporation,

                                      and

                       ROBERT DU GAUE and GLORIA DU GAUE

                           Dated as of July __, 1999








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                       STOCK PURCHASE AND SALE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into and made effective as of July ___, 1999 ("Effective Date") by and among (i) SkyLynx Communications, Inc., a Colorado corporation ("SkyLynx"), (ii) SkyLynx Communications of California, a Delaware corporation ("Purchaser"), and (iii) each of the following individuals, jointly and severally, who own all of the outstanding stock of CalWeb Internet Services, Inc., a California corporation (the "Company"): Robert Du Gaue and Gloria Du Gaue (which persons are hereinafter collectively referred to as "Shareholders", each individually as "Shareholder").

                                   RECITALS:

     WHEREAS, subject to the terms and conditions of this Agreement, the Shareholders desire to sell to Purchaser all of the issued and outstanding shares of capital stock of the Company (the "Stock"); and

     WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to acquire the Stock from the Shareholders.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following respective meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural, and vice versa):

     "Agreement" shall mean this Stock Purchase and Sale Agreement.

     "Base Balance Sheet" shall have the meaning set forth at Section 2.4(a).

     "Cash Portion" shall have the meaning set forth in Section 2.2(a).

     "Closing" shall have the meaning set forth at Section 8.1.

     "Closing Balance Sheet" shall have the meaning set forth at Section 2.4(a)(i).

     "Closing Date" shall have the meaning set forth at Section 8.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Draft Closing Balance Sheet" shall have the meaning set forth at Section 2.4(a).

     "Employment Agreement" shall have the meaning set forth at Section 5.9.

     "Encumbrance" shall mean any lien, pledge, mortgage, security interest, claim, charge or other encumbrance, right or claim of any kind whatsoever.

     "Environmental Laws" shall have the meaning set forth at Schedule 3.24.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Termination" shall have the meaning set forth at Section 11.1.

     "Final Purchase Price" shall have the meaning set forth at Section 2.4.

     "Financial Statements" shall have the meaning set forth at Section 3.12.

     "GAAP" shall mean generally accepted accounting principles.

     "Hold Back Shares" shall have the meaning set forth in Section 2.3.

     "Intellectual Property" shall mean and include all patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing, installation, service and operation of products and all rights relating thereto.

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge" " or "to the best knowledge" or similar terms as used in this Agreement, unless otherwise specifically defined herein, shall mean the actual or constructive knowledge, after due inquiry and investigation, of each of the Shareholders, the officers and directors of Seller, and its key employees in managerial roles.

     "Market Value" means the average closing price of a share of SkyLynx Common Stock on the over-counter-market for the five (5) trading days immediately preceding the Closing Date.

     "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

     "Material Contracts" shall have the meaning set forth at Section 3.15.

     "Net Worth" shall mean the amount determined by subtracting (i) the amount of total liabilities of the Company as reported on the Company's applicable balance sheet from (ii) the amount of total assets of the Company as reported on the Company's applicable balance sheet.

     "1999 Tax Year" shall mean the fiscal year of the Company commencing July 1, 1998 and ending June 30, 1999.

     "Operative Documents" shall mean this Agreement and all other instruments and agreements required hereby or incident or collateral hereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permits" shall mean any and all governmental, administrative, or other permits, licenses, certificates, approvals, registrations and authorizations necessary or appropriate for the conduct of the Company's business.

     "Person" shall mean and include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

     "Plans" shall have the meaning set forth at Section 3.22.

     "Preliminary Purchase Price" shall have the meaning set forth at Section
2.2.

     "Purchaser Indemnitees" shall have the meaning set forth at Section 9.2.

     "Restricted Territory" means the area within a three hundred fifty (350) mile radius of downtown Sacramento, California and such other areas within a one hundred (100) mile radius of any location in which SkyLynx or any of its affiliates has an office or is conducting business as of the Closing Date.

     "Returns" shall mean all federal, state, local and foreign Tax (as defined in this Article I) returns, reports, statements, forms or other documents or information which are required to be filed by, or with respect to, the Company.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SkyLynx Common Stock" shall have the meaning set forth in Section
2.2(b).

     "SkyLynx Shares" shall have the meaning set forth in Section 2.2(b).

     "Stock" shall mean all of the issued and outstanding shares of capital stock of the Company.

     "Shareholder Indemnitees" shall have the meaning set forth at Section
9.3.

     "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.


     "Transfer Tax Returns" shall have the meaning set forth at Section 5.10.

                                  ARTICLE II
                    TERMS OF PURCHASE AND SALE OF THE STOCK


     2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Shareholders, and the Shareholders, jointly and severally, agree to sell, transfer and deliver to Purchaser on the Closing Date, the Stock, free and clear of any Encumbrance.

     2.2 Purchase Price. Subject to the terms set forth in this Agreement, and in consideration of the sale and delivery to Purchaser of the Stock, Purchaser shall deliver to the Shareholders in proportion to their respective ownership of Stock on the Closing Date (or with respect to the SkyLynx Shares (as defined below), within a reasonable time following the Closing Date) the Preliminary Purchase Price, consisting of the following:

          (a) Two Million Six Hundred Thousand Dollars ($2,600,000) by wire transfer of immediately available funds to the Seller (the "Cash Portion"); and

          (b) an aggregate number of shares of Common Stock of SkyLynx, par value $.001 ("SkyLynx Common Stock") determined by dividing One Million Seven Hundred Thousand Dollars ($1,700,000) by the Market Value (the "SkyLynx Shares"), less the Hold Back Shares, as defined herein.

     2.3 Hold Back Shares. Notwithstanding anything contained herein to the contrary, a number of the SkyLynx Shares equal to $430,000 divided by the Market Value (the "Hold Back Shares") shall be set aside and retained by Purchaser for a period of one (1) year from the Closing Date (the "Hold Back Period"). The Hold Back Shares shall be held pursuant to Article IX hereof as security for the obligations of the Shareholders, and the Shareholders acknowledge that forfeiture of the Hold Back Shares may be required pursuant to Article IX hereof.

     2.4 Post-Closing Adjustments of Preliminary Purchase Price. If required, the Preliminary Purchase Price shall be adjusted after the Closing Date as a result of (a) Net Worth Deficiency (as defined in Section 2.4(a) below), and/or (b) Taxes owed by the Company attributable to the 1999 Tax Year and/or any prior fiscal year, as follows and shall constitute the Final Purchase Price:

          (a) Net Worth Adjustment. Within thirty (30) days following the Closing, Purchaser shall prepare and deliver to the Shareholders an unaudited balance sheet of the Company as at the Closing Date (the "Draft Closing Balance Sheet"). Purchaser shall prepare the Draft Closing Balance Sheet in accordance with the same accounting principles and basis utilized in the preparation of the unaudited balance sheet of the Company as at April 20, 1999 (the "Base Balance Sheet") previously delivered to Purchaser by the Shareholders. The Shareholders shall cooperate fully with Purchaser in the preparation of the Draft Closing Balance Sheet, including, without limitation, the furnishing of all information regarding the accounting principles and basis used in preparing the Base Balance Sheet. If the Net Worth of the Company as shown on the Closing Balance Sheet (as defined in Section 2.4(a)(i)) is less than the Net Worth as shown on the Base Balance Sheet (the "Net Worth Deficiency"), Purchaser shall reduce the number of SkyLynx Shares received by the Shareholders by retaining ownership of a number of the Hold Back Shares determined by dividing the Net Worth Deficiency by the average closing price of a share of SkyLynx Common Stock on the over-counter-market for the five (5) trading days immediately preceding the date on which the Closing Balance Sheet is finally determined, pursuant to Section 2.4(a)(i) below.

               (i) The Shareholders collectively shall deliver to Purchaser within ten (10) days following their receipt of the Draft Closing Balance Sheet, a detailed statement describing their objections (based upon the comparison of the Base Balance Sheet and the Draft Closing Balance Sheet, and setting forth in reasonable detail each amount objected to, the amount proposed as an adjustment thereto and the basis for such objection), if any, thereto. Failure by the Shareholders to object to the Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon the Draft Closing Balance Sheet shall be deemed to be the "Closing Balance Sheet". Purchaser and the Shareholders shall use their reasonable and good faith efforts to resolve any such objections, but if they do not reach a final resolution within thirty
(30) days following the Shareholders' delivery of their statement of objections, Purchaser and the Shareholders shall settle the disagreement by retaining Arthur Andersen, L.L.P. ("Arthur Andersen") to resolve any remaining objections. The determination of Arthur Andersen will be set forth in writing. The Draft Closing Balance Sheet then shall be adjusted in accordance with Arthur Andersen's decision. The Draft Closing Balance Sheet, as so adjusted, shall be the Closing Balance Sheet. Any decision by Arthur Andersen shall be final and binding upon the parties, absent fraud or manifest error, and judgment may be entered thereon, upon the application of either party, by any court having competent jurisdiction. Each party shall bear the cost of preparing and presenting its case; and the fees and expenses of Arthur Andersen will be shared equally by the parties.

               (ii) During the period of any dispute referred to above, (A) Purchaser shall, and shall cause the Company to, provide the Shareholders, their accountants and Arthur Andersen full access to the books, records, facilities and employees of the Company, Purchaser's accountants and all work papers in connection with the Draft Closing Balance Sheet; provided, however, that any such access shall be allowed only in such manner as not to interfere unreasonably with the operation of the Company's business, and (B) the Shareholders shall, and shall cause the Shareholders' independent accountants to, provide Purchaser, Purchaser's accountants and Arthur Andersen full access to all work papers in connection with the Base Balance Sheet, the Draft Closing Balance Sheet.

          (b)  Adjustment for Additional 1999 Taxes.   In the event that the
Company owes more than $75,000 in Taxes, in the aggregate, attributable to (i) the 1999 Tax Year (after taking into account all Taxes prepaid by the Company), and/or (ii) any prior fiscal year of the Company, Purchaser shall reduce the number of SkyLynx Shares to be received by the Shareholders by retaining ownership of a number of the Hold Back Shares determined by dividing the amount of such Taxes in excess of $75,000 by the average closing price of a share of SkyLynx Common Stock on the over-counter-market for the five (5) trading days immediately preceding the date on which Purchaser makes such calculation.

                                  ARTICLE III
                      REPRESENTATIONS OF THE SHAREHOLDERS

     As a material inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders hereby represents and warrants to Purchaser, severally with respect to all representations and warranties concerning such Shareholder, and jointly and severally with respect to all representations and warranties concerning the Company, that each of the statements contained in this Article III (including the Schedules hereto) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

     3.1 Ownership of Stock. Shareholder is the lawful owner of the number of shares of Stock listed opposite Shareholder's name on Exhibit A hereto, free and clear of all Encumbrances. Shareholder has full legal right, power and authority to sell, assign, transfer and convey Shareholder's shares of the Stock in accordance with the terms and subject to the conditions of this Agreement. Delivery of the Shareholder's shares of Stock to Purchaser pursuant to the provisions of this Agreement will transfer to Purchaser valid title to such Stock, free and clear of any and all Encumbrances.

     3.2 Due Issuance. The shares of Stock owned by Shareholder are validly issued, fully paid and nonassessable.

     3.3 Power and Authority Relative to Transaction. Shareholder has full power and authority and has taken all required action necessary to permit Shareholder to execute and deliver this Agreement and to perform all of Shareholder's obligations contained herein, and to execute, deliver and perform all of the obligations contained in the Operative Documents, and none of such actions conflicts with or violates any provision of law or violates or constitutes a default under or will result in any breach of any agreement, indenture, deed of trust, mortgage, instrument, lease, order, judgment, writ, injunction, decree, license or permit of any court or governmental or regulatory body applicable to Shareholder.

     3.4 Valid and Binding Obligations. This Agreement constitutes the valid and legally binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other general laws affecting the rights and remedies of creditors, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.5 Litigation. Except as set forth on Schedule 3.5, there is no action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending or, to the knowledge of Shareholder, threatened against the Shareholder that would materially adversely affect such Shareholder's ability to perform his or her obligations under the Operative Documents.

     3.6 No Offer. Shareholder has not, directly or indirectly, singly or with others, offered, solicited offers for or sold, assigned, pledged or otherwise transferred any of the Stock prior to the Closing. Neither the Shareholders nor the Company has, directly or indirectly, through any officer, director, agent or otherwise, (i) solicited, initiated or encouraged submission of proposals or offers from any person other than Purchaser relating to any acquisition or purchase of any of the Stock and/or all or substantially all of the assets of the Company, or any equity interest in the Company or any equity investment, merger, consolidation or business combination with the Company, or (ii) participated in any discussions or negotiations regarding, or furnished to any other Person, any nonpublic information with respect to, or otherwise cooperated in any way with, or assisted or participated, facilitated or encouraged, any effort or attempt by any other Person to do or seek to do any of the foregoing.

     3.7 Broker's or Finder's Fees. No agent, broker or Person acting on behalf of any or all of the Shareholders or the Company is, or will be, entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     3.8 Organization, Power and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each of the jurisdictions set forth on Schedule 3.8 hereto; Schedule 3.8 contains a complete listing of all jurisdictions in which the character or location of the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition or results of operations of the Company.

     3.9 Authorization; Execution and Delivery. The Company has the corporate power and authority to make, execute, deliver and perform the Operative Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Operative Documents to which it is a party have been duly authorized by the Company's Board of Directors and the Company's Shareholders.

     3.10 Capital Stock. The number of authorized shares of capital stock, the number of shares of capital stock presently issued and outstanding, the par value per share of capital stock and the beneficial owners of such issued and outstanding shares of capital stock are set forth in Schedule 3.10 attached hereto. All such outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws. Except as set forth in
Schedule 3.10, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

     3.11 Subsidiaries and Interests in Other Entities. Except as set forth in Schedule 3.11, (i) the Company has no subsidiaries and does not, directly or indirectly, own or control, or have any interest or the right to acquire any equity interest whatsoever in, any other corporation, limited liability company, partnership, joint venture, association or other business organization or entity, and (ii) the Company has not made any investment in or advance of cash or other extension of credit to any company, entity or individual. Other than the Shareholders, there is no Person controlling, controlled by or under control with the Company, nor is there any Person which on or prior to the Closing Date is or was a member of the same controlled group or affiliated service group or was under common control with the Company within the respective meanings of Sections 414(b), (m) and (c) of the Code.

     3.12 Financial Statements. Except as indicated therein, the financial statements, including balance sheets and statements of income, of the Company which have been supplied by the Shareholders to Purchaser as of and for the fiscal years ended June 30, 1997 and June 30, 1998, in each case reviewed by the Company's independent accountants: (i) have been prepared on a consistent basis; (ii) present fairly the financial condition of the Company as at such dates; (iii) are true, correct and complete; and (iv) are consistent with the books and records of the Company (which books and records are correct and complete). The Shareholders have also supplied to Purchaser a balance sheet as at April 20, 1999 and statements of income for the ten (10) months ended April 30, 1999. Collectively, all of such audited and unaudited financial statements, including the footnotes thereto, are the "Financial Statements". The Company has maintained adequate reserves for all assets and liabilities set forth on its Base Balance Sheet. Neither the Company nor any Shareholder has any debts, liabilities or obligations of any nature whatsoever which are related to the business or the assets of the Company which are not disclosed on such Financial Statements or set forth on Schedule 3.12.

     3.13 Undisclosed Liabilities.

          (a) The Company does not have any liability (and to the Shareholders' knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability), except for: (i) liabilities set forth on the face of the Base Balance Sheet (rather than in any notes thereto); and (ii) except, as set forth on Schedule 3.13(a), liabilities which have arisen after April 20, 1999 in the Company's ordinary course of business, none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law.

          (b) Without in any way limiting the representation and warranty set forth in Section 3.13(a) above, the Company does not have any unfunded liabilities in connection with any workers' compensation, employers' liability, or group health plan except as described in Schedule 3.13(b). The matters described in Schedule 3.13(b) will not, individually or in the aggregate, have any material adverse effect upon the business or operations of the Company or Purchaser.

     3.14 Title to Properties; Encumbrances.

          (a)  Except as set forth in the Financial Statements or as listed on
Schedule 3.14(a), the Company is the sole owner of, and has good, valid and marketable title to, all of its properties and assets, real and personal, including all those reflected in the Financial Statements (except for such assets as may since have been sold or otherwise disposed of in the ordinary course of business). None of such properties is subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge except:

               (i)   liens reflected in the Base Balance Sheet;

               (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its business;

               (iii) liens, encumbrances and leases incurred or made in the ordinary course of business which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company (but excluding liens securing payment of indebtedness);

               (iv) liens arising by operation of law;

               (v) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

               (vi) as specifically set forth on Schedule 3.14(a).

     Except as set forth in Schedule 3.14(a), the Company's properties and assets are in good working order and condition, ordinary wear and tear excepted.

          (b) The Company enjoys peaceful and undisturbed possession under the leases set forth on Schedule 3.14(b). All such leases are valid, subsisting and in full force and effect, and there are no uncured defaults of the Company under such leases. There exists no material event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company under any such lease. The assets and properties of the Company, including those obtained pursuant to said leases, are adequate to conduct the operations currently conducted and presently proposed to be conducted by the Company. Except as set forth in Schedule 3.14(b), all machinery, equipment and other assets of the Company are in good repair, reasonable wear and tear excepted, have been well maintained and, to the best of the Shareholders' knowledge, conform in all material respects to all applicable ordinances, regulations and zoning or other laws, and such machinery and equipment is in good working order. There is no pending or, to the best of the Shareholders' knowledge, threatened condemnation of any such property. Except as set forth in Schedule 3.14(b), the leasehold or other interest of the Company in such real property is not subject or subordinate to any security interest, lien or mortgage, except with respect to liens described in Section 3.14(a), clauses (i) through (vi) above. The lease for the Company's premises at 1111 Howe Avenue, Suite 355, Sacramento, California, has not been amended and neither the landlord nor the Company is in default thereunder. To the best of the Shareholders' knowledge, the Company's use of its premises and the occupancy and operation thereof by the Company are in compliance in all material respects with all applicable Federal, state and local laws, ordinances and regulations, including without limitation Federal and state safety, health, environmental protection and hazardous waste laws, regulations, standards and ordinances.

          (c) Schedule 3.14(c) sets forth an accurate, correct and complete list of all motor vehicles operated by the Company, whether owned or leased. All such vehicles are: (a) properly licensed and registered in accordance with applicable law; (b) insured as set forth in Schedule 3.23; (c) in good operating condition and repair (reasonable wear and tear excepted); and (d) except as set forth on Schedule 3.14(c), not subject to any lien or other encumbrance.

     3.15 Material Contracts. Schedule 3.15 hereto sets forth a complete and accurate list and compilation of all material:

          (a) Contracts between the Company and its customers, revenues from which constituted at least one percent (1%) of the Company's revenues for the fiscal quarter from April 1 to June 30, 1999;

          (b) Licenses, leases, contracts and other arrangements with respect to any material property of the Company;

          (c) Contracts (written or oral) with respect to which the Company has any liability or obligation, contingent or otherwise, involving more than Ten Thousand Dollars ($10,0000) or which may otherwise have any continuing effect after the Closing, or which place any material limitation on the method of conducting or the scope of the Company's business;

          (d) Contracts with directors, officers, employees, agents and/or consultants of the Company or the spouses or relatives of such persons;

          (e) Compensation arrangements for employees, consultants and independent contractors including rates of pay and other benefits and the amounts of compensation and other benefits accrued as of a recent date;

          (f) Agreements, contracts or instruments relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money;

          (g) Contracts between officers, directors or employees of the Company and any other Person which purport to restrict the Company's business activities or use of information in the Company's business, including without limitation any covenant not to compete;

          (h) All agreements (regardless of materiality) relating to any securities of the Company or rights in connection therewith; and

          (i) Any other material contracts, leases, instruments, commitments, plans or arrangements of the Company not referred to above.

     All the foregoing are herein called "Material Contracts." Schedule 3.15 includes with respect to each Material Contract, whether oral or written, the names of the parties, the date thereof, and its title or other general description. Each Material Contract sets forth the entire arrangement and understanding between the Company and the respective third parties with respect to the subject matter thereof and, except as indicated in such Schedule, there have been no amendments or side or supplemental arrangements to or in respect of any Material Contract. The Company has furnished to Purchaser true and correct copies of all written Material Contracts as currently in effect, and will furnish any further information that Purchaser may reasonably request in connection with any Material Contract. Each Material Contract is valid and in full force and effect, and the Company has performed all material obligations required to be performed by it thereunder. The Company is not in material default under or in material breach or material violation of any Material Contract or any other agreement, decree, order, statute or governmental rule or regulation applicable to it in a manner which would materially and adversely affect its business, operations, affairs, prospects or condition, or the transactions contemplated by this Agreement and the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby will not result in the violation of any law, decree or order known to the Company or in any default, breach or violation of any Material Contract to which the Company is a party or by which it is bound. To the best of the Shareholders' knowledge, there is no event which has occurred or existing condition which constitutes, or with notice or lapse of time or both, would constitute a default under any Material Contract or would cause the acceleration of any obligation of any party thereto, or give rise to any right of termination or cancellation or cause the creation of any Encumbrance on any asset of the Company. To the best of the Shareholders' knowledge, no third party is in default under any material provision of any Material Contract. None of the Shareholders has any knowledge that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. There is no term of any Material Contract which now or in the future may, so far as the Shareholders can now reasonably foresee, materially adversely affect the business, operations, affairs, prospects or condition of the Company.

     3.16 No Violations. Except as set forth in Schedule 3.16, the execution and delivery of the Operative Documents by the Company and the consummation of the transactions contemplated thereby: (a) will not violate any provision of the Articles of Organization or Bylaws of the Company, (b) to the knowledge of the Shareholders, will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Company is bound or binding upon any of their respective properties or assets, and (c) to the knowledge of the Shareholders, will not result in a violation or breach of, or constitute a default under, any material license, franchise, permit, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (b) and (c) violations, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on the business, operations, affairs or prospects of the Company.

     3.17 Taxes. The Company has timely filed or caused to be timely filed, or will timely file or cause to be timely filed on or prior to the Closing Date, all Returns required to be filed on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company), except for Returns for the 1999 Tax Year. All such Returns are correct and complete in all respects and no Return of the Company has ever been audited. Except as set forth in Schedule 3.17 (which includes unpaid Taxes attributable to the 1999 Tax Year and any potential claims of unpaid Taxes for any prior fiscal year) attached hereto, all Taxes for the respective periods covered by the Returns have been, or prior to the Closing Date will be, timely paid. The Company does not owe more than $75,000 in Taxes, in the aggregate, attributable to (i) the 1999 Tax Year (after taking into account all Taxes prepaid by the Company), and/or (ii) any prior fiscal year of the Company. Except as set forth in Schedule 3.17, there is no unpaid assessment and no basis for the assessment of any Taxes in excess of $75,000 for any period ending on or prior to June 30, 1999. Except as set forth on Schedule 3.17, neither the IRS nor any other taxing authority has asserted or threatened to assert, or is now asserting or threatening to assert, against the Company any deficiency or claim for additional Taxes. The Company has withheld from its employees' or its other payees' gross compensation or other payments and has paid over to appropriate governmental authorities all Tax withholdings required by applicable law. Except as disclosed on Schedule 3.17, (a) there are no waivers or extensions in effect of the applicable statutory period of limitation for the assessment of Taxes of the Company for any taxable period, and (b) no deficiency assessment or proposed adjustment with respect to any Tax liability of the Company for any taxable period is pending or, to the knowledge of the Shareholders, threatened. No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.
Schedule 3.17 hereto lists all of the jurisdictions in which the Company has ever done business, been authorized to do business, owned or leased property, had employees or customers, employed capital, or solicited or made sales. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company. The Company is not a party to, or bound by, any agreement providing for the allocation or sharing of Taxes.
Schedule 3.17 hereto sets forth the Company's adjusted basis in its assets for federal income tax purposes. The Company neither (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), nor (ii) has any liability for the taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither any Shareholder nor the Company has executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar provision of state or local law. No Shareholder is a foreign person within the meaning of, and no Tax is required to be withheld as a result of the transfers contemplated by this Agreement pursuant to, Section 1445 of the Code.

     3.18 Conduct of Business; Absence of Material Adverse Changes. Since January 1, 1999, except as otherwise required pursuant to this Agreement, the Company has conducted its business only in the usual and ordinary course, and there has been: (i) no sale, transfer or other disposition of any of the material assets or capital stock of the Company; (ii) no Encumbrance placed upon the Company's assets or capital stock; and (iii) no other event or condition known to the Shareholders which materially and adversely affects, or which is reasonably likely to materially and adversely affect, the business or the condition (financial or other), operations, affairs, prospects, assets or liabilities of the Company.

     In particular, and without limiting the generality of the foregoing, since January 1, 1999, the Shareholders have not permitted the Company to do any of the following:

          (a)  change its method of management or operations;

          (b)  amend its Articles of Organization or Bylaws;

          (c) terminate the services of any employee, consultant or agent of the Company;

          (d) increase the compensation payable or to become payable to any officer, director, employee or agent of the Company or make or enter into any bonus payment arrangement with any officer, director, employee, or agent, or hire or engage any additional management personnel, consultants or contractors for the business of the Company, except as previously disclosed to Purchaser regarding payment by Seller to each of the Shareholders in the amount of Five Thousand Dollars ($5,000) on April 5, 1999;

          (e) make any loan to, or enter into any other transaction with, any of its directors, officers and employees, or any member of their respective families, outside of the Company's ordinary course of business;

          (f) adopt, amend, modify or terminate any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or take any such action with respect to any of its employee benefit plans);

          (g) directly or indirectly redeem, purchase or otherwise acquire or dispose of any properties or assets except in the ordinary course of business;

          (h)  subject any of its properties or assets to any Encumbrance;

          (i) directly or indirectly redeem, purchase or otherwise acquire any of its Stock;

          (j) incur any indebtedness for borrowed money, make any loans or advances to any Person, or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any other Person, except in the ordinary course of business;

          (k) modify, amend, cancel or terminate any existing agreement material to its business, including the making of any substantial prepayment on any existing obligation, except in the ordinary course of business;

          (l) make any material change in the accounting methods or practices employed by the Company as at the date hereof in respect of the business of the Company;

          (m) delay or postpone the payment of its accounts payable and other liabilities outside its ordinary course of business;

          (n) enter into any contract or commitment involving in any instance aggregate payment by the Company of more than Five Thousand Dollars ($5,000) or extending beyond the Closing Date, except in connection with the transactions contemplated hereby or in the usual and ordinary course of business consistent with past practice;

          (o) declare or pay any dividend or distribution in respect of its capital stock, either in cash, in kind or in shares of stock (except for the distribution of the assets listed on Schedule 3.18 to the Shareholders prior to the Closing), or issue or authorize any securities of the Company or grant stock options, warrants or other rights to acquire shares of its stock or securities convertible into or exchangeable for shares of its stock;

          (p) take any other action which would materially adversely affect or detract from the value of the Company or the capital stock of the Company, including without limitation canceling any debts or claims;

          (q) waive any rights of material value or modify, amend, alter or terminate any Material Contract;

          (r) grant any license or sublicense of any of its rights under or with respect to any of its Intellectual Property; and/or

          (s) directly or indirectly offer, solicit or entertain offers for or take any other action with a view to the sale of all or any substantial part of the assets, capital stock or business of the Company.

     3.19 Intellectual Property. The Company owns or has the right to use all Intellectual Property necessary to the conduct of its business. Schedule 3.19 contains a list of all Intellectual Property and registrations and applications for the foregoing. The Company has clear and unencumbered title to the Intellectual Property set forth in Schedule 3.19 which is listed as owned by the Company and such title has not been challenged (or, to the knowledge of the Shareholders and the Company, threatened) by others except for the Encumbrances listed at Schedule 3.19. No rights or licenses to use Intellectual Property have been granted or acquired by the Company except those listed at Schedule 3.19. Except as listed at Schedule 3.19, to the knowledge of the Shareholders and the Company, there have been (a) no claims or assertions made by others that the Company has infringed any rights to any Intellectual Property of others by the sale of products or any other activity in the preceding six (6) year period and (b) no infringements by the Company during this period. Except as listed at Schedule 3.19, the Company has no knowledge of any infringement of Intellectual Property of the Company by others. All such patents, registered trademarks, service marks, and copyrights owned by the Company are in good standing, and are recorded on the public record in the name of the Company except for those failures to be in good standing and so recorded that would not, individually or in the aggregate, have a materially adverse effect the business, prospects, condition, affairs or operations of the Company or any of its properties or assets.

     3.20 Compliance with Laws. Except as set forth in Schedule 3.20, the Company presently holds all permits, licenses, certificates, approvals, registrations and authorizations (collectively, "Permits") necessary or appropriate for the conduct of its business, all such Permits are listed on
Schedule 3.20 and, the consummation of the transactions contemplated by this Agreement will not render such Permits invalid or otherwise require any notices, applications or other filings except as annotated on Schedule 3.20. Neither the Company nor any of the Shareholders has received any notice from any federal, foreign, state or local governmental agency, and neither the Company nor any of the Shareholders has any knowledge or reason to believe that the Company's operation of its business violates any federal, foreign, state or local law, regulation, order or restriction. The Company has operated its business in full compliance with all applicable laws, including all laws and regulations relating to employment, occupational safety and health, and environmental matters. The Company is not in violation of any federal, foreign, state or local statute, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to the Company in a manner which could materially and adversely affect its condition (financial or otherwise), operations, affairs or prospects, the transactions contemplated by this Agreement or the business of the Company.

     3.21 Employees and Compensation.

          (a) The Company is not in violation of any applicable federal, foreign, state or local laws, rules or regulations with respect to employment, employment practices or the terms and conditions of employment, wages and hours in a manner which could materially and adversely affect its condition (financial or otherwise), operations, affairs or prospects or the business of the Company. None of the Company's employees is represented by any union, and there is no labor strike, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or threatened against the Company.

          (b) There are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with the Company, except as described on Schedule 3.21. Schedule
3.21 also sets forth a true and complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation, each bonus, hourly rate increase and/or salary increase granted since December 31, 1998 (or committed to be granted in connection with the transactions contemplated hereunder), and job function.

     3.22 Employee Benefits.

          (a) Except as disclosed on Schedule 3.22, there are no plans, programs, arrangements, understandings, practices or commitments, whether formal or informal, firm or contingent, written or oral, domestic or foreign, sponsored, maintained or contributed to by the Company which (i) cover, or which at any time prior to the Closing Date covered, any current or former employees or independent contractors of the Company, and (ii) provide, or which at any time prior to the Closing Date provided, any of the following benefits, regardless of whether such benefit is subject to regulation under
ERISA: pension, profit sharing, stock bonus, deferred compensation, incentive compensation, stock option, employee stock ownership, life insurance, medical, dental, vision, disability, vacation, workers' compensation, retiree welfare, severance or any benefit listed in Section 3(1) and 3(2) of ERISA. The plans, programs, arrangements, understandings, practices and commitments listed in the Schedule 3.22 are hereinafter referred to collectively as the "Plans."

          (b) The Shareholders and the Company have delivered to Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying or materially relating to the Plans. Except as disclosed in Schedule 3.22, there have been no written or oral communications with respect to any Plan with the IRS, U.S. Department of Labor, PBGC or the Securities and Exchange Commission, or with any other federal, state or local government entity. The Company and the Shareholders shall further make available to Purchaser any documents or other information relating to the Plans as may be reasonably requested by Purchaser.

          (c) All persons who participate in the operations of each Plan (including, without limitation, members of any Plan committee, all Plan fiduciaries, all Plan administrators, the Company, its board of directors and all relevant employees of the Company) act and have always acted with respect to each Plan in accordance with the requirements of all applicable laws (including but not limited to ERISA and the Code) and in accordance with the terms and conditions of each such Plan. All Plans are now, and have always been, established, maintained and operated in accordance with all applicable laws (including ERISA and the Code).

          (d) Except as disclosed in Schedule 3.22, every Plan is now and has always been established in writing. With respect to any Plan not established in writing, a true and complete description of such Plan is set forth in
Schedule 3.22. Each Plan is now, and has always been, operated in complete accordance with its Plan documents, or with the written description of the Plan set forth in Schedule 3.22.

          (e) All communications with respect to each Plan by any person (including, without limitation, members of any Plan committee, all Plan fiduciaries, all Plan administrators, the Company, its board of directors and all relevant employees of the Company) reflect and have always reflected accurately the documents and operations of each such Plan.

          (f) Except as set forth in Schedule 3.22, each Plan intended to meet the requirements under Section 401(a) of the Code has received a favorable, unrevoked determination letter from the IRS with respect to the Tax Reform Act of 1986 and subsequent legislative changes to the Code (with its related trust having been determined by the IRS to be exempt from taxation under Section 501(a) of the Code), which determination letter may still be relied upon as to such tax qualified status, and to the best of Company's and the Shareholders' knowledge no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan.

          (g) Except as described in Schedule 3.22, and except with respect to income taxes assessed on benefits paid or provided which are clearly intended to be taxable, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including without limitation any Plan, any Plan fiduciary and the Company) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan (including but not limited to any tax or penalty for the failure to withhold income taxes in connection with benefit payments). No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

          (h) Except as set forth on Schedule 3.22, all reports, forms and other documents with respect to any Plan required to be filed with any government entity or to be disclosed to Plan participants and their beneficiaries have been timely filed or disclosed, as the case may be, and are accurate.

          (i) Except as set forth on Schedule 3.22, there have been no filings with respect to any Plan with the PBGC. No liability to the PBGC has been incurred or is expected with respect to any Plan except for insurance premiums, and all insurance premiums incurred or accrued up to and including the Closing Date have been timely paid by the Company. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Plan or which would constitute a "reportable event" (within the meaning of Section 4043 of ERISA).

          (j) All contributions required to be made to each Plan as of the Closing Date have been timely and completely made. All such contributions have been fully deducted by the Company for income tax purposes, such deductions have not been challenged or disallowed by any government entity (nor does the Company have any reason to believe that such deductions are not allowable), and all amounts properly accrued as unpaid liabilities of the Company with respect to each Plan for the current plan year have been recorded on the Company's books and will be reflected on the Closing Balance Sheet.

          (k) All benefits and other payments required to be made under or by any Plan have been completed and timely paid.

          (l) The Company does not have any obligations to pay severance benefits that will arise solely as a result of this stock purchase, and no benefit obligations have given or will give rise to an "excess parachute payment," as such term is defined in Section 280G of the Code.

          (m) No Plan which is an "employee welfare benefit plan" provides for continuing benefits or coverage, including but not limited to medical, health or life insurance, to an employee or former employee following termination of employment with the Company other than that required by Section 4980B of the Code and Sections 601 through 609 of ERISA.

          (n) Each Plan which is a "group health plan" (within the meaning of Section 5000(b)(1) of ERISA) is in material compliance with the requirements under Section 4980B of the Code and Sections 601 through 609 of ERISA and the requirements of the Health Insurance Portability and Accountability Act of 1996.

          (o) No employees of the Company are, or have been, participants in any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA) or "voluntary employees' beneficiary association" (within the meaning of 501(c)(9) of the Code) maintained, sponsored by or contributed to by the Company.

          (p) With respect to each Plan which is a self-insured "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), no claims have been made pursuant to any such Plan that have not yet been paid or otherwise accrued on the Company's books and, to the best knowledge of the Company, no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such Plan.

          (q) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the best knowledge of the Company, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Plan, nor, to the best knowledge of the Company, any arbitration, proceeding or investigation.

          (r) Without prior disclosure to, and consent from, Purchaser, there will be no change in the operations of the Plans or in the documents constituting or affecting the Plans which individually or in the aggregate would materially affect the amount of assets of the Plans which are attributable to employees of the Company or the benefits or liabilities of the Plans which are attributable to employees of the Company.

          (s) Subject to applicable requirements of ERISA, neither any provision of any Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of the Company would prevent the amendment or termination of any Plan without liability to the Company.

     Solely for purposes of this Section 3.22, the term Company includes any controlled group (within the meaning of Section 414(b) of the Code) of which the Company is a member, all trades or businesses under common control (within the meaning of Section 414(c) of the Code) of which the Company is a member, and all affiliated service groups (within the meaning of Section 414(m) of the Code) of which the Company is a member. Except as disclosed on Schedule 3.22, the Company is not a member of any controlled group, any trade or business under common control, or any affiliated service group.

     3.23 Insurance. The Company has continuously maintained for the entire period of time it has been in existence, and continues to maintain, property, general liability and workers' compensation insurance covering the operations of the Company's business through the policies listed in Schedule 3.23. Such policies are in full force and effect, all premiums due thereon have been paid, and the Company has complied in all material respects with the provisions of such policies. Except as otherwise indicated on Schedule 3.23, all liability insurance policies are on an "occurrence" basis. The insurance listed in Schedule 3.23 is in amounts adequate to cover losses on physical assets. Schedule 3.23 also lists all outstanding claims against such policies as of the date hereof.

     3.24 Environmental and Safety Laws.

          (a) The Company (including its properties, facilities and operations) is, and has in the past been, in compliance with all, and has no liability under any, Environmental Laws and all applicable statutes, laws or regulations relating to occupational health and safety, except as set forth in
Schedule 3.24. There are no actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern which could interfere with or prevent continued compliance with all Environmental Laws.

          (b) Except as set forth in Schedule 3.24 or as authorized under applicable Environmental Laws, there is not currently, and has not in the past been, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern into the environment (including the air, surface and groundwater and surface and subsurface soils) at, on, into, under, or originating at any real property owned, leased or operated by the Company. Except as set forth in Schedule 3.24, no real property owned, leased or operated by the Company is or has been the location of any hazardous waste treatment, storage or disposal facility, any underground storage tank, or any facilities or equipment containing asbestos or polychlorinated biphenyls. No lien has been imposed by a governmental entity or third party on any real property owned, leased or operated by the Company in connection with the presence at such property of any Material of Environmental Concern.

          (c) The Company has not, since inception, (i) received any written communication from a governmental, quasi-governmental or regulatory agency or other entity, citizens' group, director, officer or employee of the Company or other Person, alleging that the Company is not in compliance with or has violated any Environmental Law or any applicable statute, law or regulation relating to occupational health and safety or that the Company has any liability under common law with respect to pollution and/or protection of human health and/or the environment (including, without limitation, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern); (ii) received any request for information, notice or administrative inquiry under any Environmental Law; or (iii) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Law or any liability under common law with respect to pollution and/or protection of human health and/or the environment (including, without limitation, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern).

          (d) The Company has not conducted, or arranged for the conduct of, an environmental audit, investigation or assessment of any of its facilities or operations or any real property owned, leased or operated by the Company. The Company has not received, and none of the Shareholders nor the Company has any knowledge of, any such audit, investigation or assessment conducted by any other party.

          (e) None of the Shareholders or the Company has any knowledge of any past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal (whether at the Company's property or at property of another person) of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Company.

          (f) The Company has all permits, approvals and other governmental authorizations that it is required to hold under any Environmental Law.

     3.25 Books and Records. All corporate actions of the Company's board of directors and Shareholders have been duly authorized in accordance with applicable law and the Articles of Organization and Bylaws of the Company, and have been duly and accurately recorded in the Company's minute books. The general ledgers and books of each Company and all of the Company's other books, accounts and records are complete and correct in all material respects and have been maintained in accordance with good business practice and, in all material respects, all applicable laws and regulations.

     3.26 Banking Relationships. All of the arrangements which the Company has with any banking institution are completely and accurately described in
Schedule 3.26, indicating with respect to each such arrangement the type of - arrangement maintained (including, without limitation, checking account, borrowing arrangement, lockbox or safe deposit box) and the person or persons authorized in respect thereto. The Company has no outstanding powers of attorney or guaranties of any kind.

     3.27 Required Consents, Etc. Except as described in Schedule 3.27, no consent, approval, authorization, declaration or filing including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of the Company and/or any Shareholder in connection with the execution, delivery and performance of the Operative Documents.

     3.28 Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Base Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. The Company has no accounts or loans receivable from any Person which is affiliated with the Company or from any director, officer or employee of the Company. All accounts receivable of the Company arose out of bona fide transactions in its ordinary course of business.

     3.29 Litigation. Except as set forth on Schedule 3.29, there is no litigation, proceeding or investigation pending or, to the best of the Shareholders' knowledge, threatened (nor, to the best of the Shareholders' knowledge, is there any basis therefor) against the Company or affecting any of its properties, rights or assets or against any director, officer or employee which relates to the affairs of the Company or the right of any director, officer or employee to participate in the business of the Company and which is reasonably likely to result in any material adverse change in the business or condition (financial or otherwise), operations, affairs, prospects, assets or liabilities of the Company or which relates to the Stock or the transactions contemplated by this Agreement, in any court or before any authority or governmental entity including, without limitation, actions, proceedings or investigations with respect to any alleged violation by the Company of any law, statute, ordinance, regulation, order, policy or guideline of any governmental entity.

     3.30 Inventory. The Company's inventory of items are of a quality and quantity useable in the ordinary course of the Company's business. The Company's inventory with a value in excess of $500 is listed on Schedule 3.30.

     3.31 Government Contracts   The Company is not a party of any
governmental contracts.

     3.32 Disclosure. None of the representations and warranties of the Shareholders and/or the Company contained in the Operative Documents, including the Schedules thereto, nor any other document, certificate or written statement furnished by any Shareholder or the Company to Purchaser or Purchaser's representatives in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made.

                                  ARTICLE IV
                   REPRESENTATIONS OF PURCHASER AND SKYLYNX

     As a material inducement for the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and SkyLynx hereby represents and warrants to the Shareholders and the Company that each of the statements contained in this Article IV (including the Schedules hereto) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

     4.1 Existence and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and SkyLynx is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and Purchaser and SkyLynx each has all requisite corporate power and authority to own, lease and operate its properties and to carry on their respective business as now being conducted.

     4.2 Authorization; Execution and Delivery. Purchaser and SkyLynx each has the corporate power and authority to make, execute, deliver and perform the Operative Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance by Purchaser and SkyLynx of the Operative Documents have been duly authorized by each of the Board of Directors of Purchaser and SkyLynx. This Agreement constitutes the valid and binding agreement of Purchaser and SkyLynx, enforceable against Purchaser and SkyLynx in accordance with its terms, subject to applicable bankruptcy, insolvency and other general laws affecting the rights and remedies of creditors, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.3 No Violations. The execution and delivery of this Agreement by Purchaser and SkyLynx and the consummation of the transactions contemplated hereby: (a) will not violate any provision of the Certificate of Incorporation or Bylaws of Purchaser or the Articles of Incorporation or Bylaws of SkyLynx;
(b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser or SkyLynx, or any of their respective properties or assets is bound; and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser or SkyLynx is a party, or by which Purchaser or SkyLynx or any of their respective properties or assets are bound, excluding from the foregoing clauses (b) and
(c) violations, breaches or defaults which, either individually or in the aggregate, would not prevent Purchaser or SkyLynx from performing its obligations under this Agreement or consummation of the transactions contemplated by this Agreement.

     4.4 Broker's or Finder's Fees. No agent, broker or Person acting on behalf of Purchaser or SkyLynx is, or will be, entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     4.5 Disclosure. None of the representations and warranties of Purchaser or SkyLynx contained in the Operative Documents, including the Schedules thereto, nor any other document, certificate or written statement furnished by Purchaser or SkyLynx to the Shareholders and/or the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made.

                                   ARTICLE V
                      ADDITIONAL COVENANTS AND AGREEMENTS

     5.1 Purchaser's Access to Information. The Shareholders shall cause the Company to permit Purchaser and its counsel, accountants and other representatives full and free access, upon reasonable notice and during normal business hours, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments, records (including Tax records), officers and personnel of the Company and shall furnish to Purchaser during such period all such information concerning the business activities of the Company as Purchaser or its counsel, accountants or other representatives may reasonably request. Notwithstanding the foregoing, to avoid unnecessary disruption of the Company's relationships with its customers, Purchaser hereby agrees that in the course of conducting its due diligence activities hereunder, Purchaser will contact the Company's customers and suppliers, and will cause its employees, agents and independent contractors to contact the Company's customers and suppliers, only at such times and in such manner as consented to in advance by the Company, which consent shall not be unreasonably withheld or delayed. If the transactions contemplated by this Agreement are not consummated, all confidential or proprietary information furnished by the Shareholders or the Company shall be kept in strict confidence and shall not be used or disclosed by any recipient, and Purchaser shall cause each such recipient to destroy (and certify as to such destruction) or to return to the Company all copies of documents or records furnished hereunder. No investigation or findings of Purchaser shall diminish or affect the representations and warranties of the Shareholders and the Company in this Agreement or relieve the Shareholders or the Company of any of their respective obligations hereunder.

     5.2 Notices and Consents; Governmental Approvals. The Shareholders shall use their best efforts to obtain, and cooperate with Purchaser to obtain, all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations. The Company will give any notices to third parties, and will use its best efforts to obtain any third party consents, that Purchaser reasonably may request in connection with the matters referred to in Section 3.27. Each of the parties hereto will give any required notices, make any filings with, and use its reasonable best efforts to obtain any governmental approvals in connection with the matters referred to in Sections 3.20 and 3.27 above.

     5.3 Exclusive Dealing. Until the earlier of the Closing or an Event of Termination, the Shareholders shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser concerning any purchase of the Stock or any merger, sale of substantial assets or similar transaction involving the Company.

     5.4 Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside of its ordinary course of business. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole discretion, at any time prior to the Closing, (i) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.18 above.

     5.5 Preservation of Business. Prior to Closing, the Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers (including preservation of goodwill) and employees.

     5.6 Notice of Developments. The parties hereto will give prompt written notice to the other parties of any material adverse development prior to the Closing which causes or is likely to cause a breach of any of their respective representations and warranties in Article III or IV. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     5.7 Further Assurances. Each of the parties hereto, both before and after the Closing, upon the request from time to time of the other party or parties hereto and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby including, without limitation, executing, acknowledging and delivering assurances, assignments and other documents and instruments, furnishing information and copies of documents, books and records (including, without limitation, Tax records); filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and cooperating with each other party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested.

     5.8  Non-Competition and Non-Solicitation Covenants.

          (a) Covenants. The Shareholders hereby jointly and severally acknowledge that the success of the business of the Company depends, among other things, upon the absence of competition from the Shareholders and the continued preservation of the confidentiality of certain information acquired from the Shareholders pursuant to the transactions contemplated by this Agreement . Additionally, the Shareholders hereby jointly and severally acknowledge that an absence of such competition and the preservation of the confidentiality of such information is an essential premise of the bargain by and among the Shareholders and Purchaser, and that Purchaser would be unwilling to enter into the Operative Documents in the absence of this Section
5.8.  Accordingly, each Shareholder hereby agrees with Purchaser as follows:

               (i) Neither of the Shareholders shall, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist any Person in the Restricted Territory in any business or line of business in substantially the same field of business as the Company, Purchaser or any of their affiliates, for the period commencing on the Closing Date and ending twelve (12) months after the latter of the dates on which the employment of Robert Du Gaue or Gloria Du Gaue is terminated, regardless of whether such termination is by action of (A) the Purchaser, the Company or any of their affiliates, or (B) the Shareholder(s). Notwithstanding the foregoing, a Shareholder who owns less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not be deemed, solely by reason of such ownership, to own, manage, operate, control, participate in, be connected with, have any financial interest in, or so aid or assist any Person in, the business of such corporation.

               (ii) For the period commencing on the Closing and ending twelve
(12) months after the latter of the dates on which the employment of Robert Du Gaue or Gloria Du Gaue is terminated (regardless of whether such termination is by action of (A) the Purchaser, the Company or any of their affiliates, or
(B) the Shareholder(s)), neither of the Shareholders shall, directly or indirectly, offer for sale or sell goods or solicit or provide services in substantially the same field of business as the Company or Purchaser, as the case may be, to any Person who or which was a customer of the Company, or of Purchaser, at any time during the six (6) months immediately preceding the date of such solicitation or provision of services.

               (iii) For the period commencing on the Closing Date and ending twelve (12) months after the latter of the dates on which the employment of Robert Du Gaue or Gloria Du Gaue is terminated (regardless of whether such termination is by action of (A) the Purchaser, the Company or any of their affiliates, or (B) the Shareholder(s)), neither of the Shareholders shall, directly or indirectly: (A) entice away or in any manner cause, persuade or attempt to cause or persuade any officer, employee or agent of the Company to discontinue his or her relationship with the Company; or (B) employ any person who is then or had been an employee of the company at any time within the prior six (6) month period; provided, however, that the Shareholders may hire any employee that is terminated by Purchaser.

               (iv) For the period commencing on the Closing Date, directly or indirectly, in any way, utilize, disclose, copy, reproduce, or retain in its or their possession Seller's proprietary rights or records, including, but not limited to, any of its customer lists.

          (b) Enforcement. The parties acknowledge and agree that, because legal remedies may be inadequate in the event of a breach of, or other failure to perform, the covenants and obligations set forth in this Section 5.8, Purchaser may, in addition to obtaining any damages available to it, enforce this Section 5.8 by injunction and other equitable remedies. Each of the Shareholders also acknowledges and agrees that no breach by a party of, or other failure by such party to perform, his or its covenants and obligations under any of the Operative Documents or otherwise shall relieve such party of any of his or its obligations under this Section 5.8.

          (c) Severability; Etc. The parties agree that the provisions set forth in this Section 5.8, including without limitation as to duration and geographic scope, are reasonable to protect the legitimate interests of Purchaser and the goodwill associated with the Company's business prior to the Closing. The provisions of this Section 5.8 are severable, and in the event that any provision hereof is, for any reason, held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

          (d)  Survival of Covenants.  The covenants contained in this Section
5.8 shall survive the Closing.

     5.9  Employment.

          (a) Purchaser agrees to continue the employment of Robert Du Gaue for a period of two (2) years following the Closing (the "Term"), at a monthly salary of Eight Thousand Dollars ($8,000), less applicable tax withholdings or other deductions required by law, substantially under the terms and conditions as set forth in the employment agreement attached hereto as Exhibit B (the "Employment Agreement").

          (b) Purchaser agrees to continue the employment of Gloria Du Gaue for a period not less than six (6) months following the Closing, at a monthly salary of Five Thousand Dollars ($5,000), less applicable tax withholdings or other deductions required by law. Purchaser shall provide Gloria Du Gaue with employment benefits customarily offered by Purchaser to its employees in comparable position.

     5.10 Tax Matters.

          (a)  Liability for Taxes and Related Matters.

               (i) Shareholders' Liability for Taxes. Each of the Shareholders shall be liable for and shall indemnify the Purchaser for all Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) imposed on the Company or for which the Company may otherwise be liable (1) for any Taxable year or period ending on or prior to June 30, 1998, and (2) Taxes owed by the Company, in the aggregate, in excess of $75,000 attributable to (i) the 1999 Taxable Year (after taking into account all Taxes prepaid by
the Company), and/or (ii) any prior fiscal year of the Company.   In the event
that the Company owes Taxes in excess of $75,000 attributable to the 1999 Taxable Year (after taking into account all Taxes which have been prepaid) and/or any prior fiscal year, Purchaser may retain a number of Hold Back Shares in accordance with Section 2.4(b).

               (ii) Purchaser's Liability for Taxes. The Purchaser shall be liable for and shall indemnify each of the Shareholders for the Taxes of the Company for any Taxable year or period that begins on or after July 1, 1999.

          (b) Assistance and Cooperation. After the Closing Date, each of the Shareholders and the Purchaser shall:

               (i) assist (and cause their respective affiliates and subsidiaries to assist) the other party in preparing Returns that such other party is responsible for preparing and filing;

               (ii) cooperate fully in preparing for any audits of, or disputes with Tax authorities regarding any Returns of the Company; and

               (iii) make available to the other as reasonably requested all information, records and documents relating to Taxes of the Company.

                                  ARTICLE VI
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

     The purchase of the Stock by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions:

     6.1 Accuracy of Representations and Warranties. Each representation and warranty of the Shareholders and the Company contained in Article III hereof shall be true on and as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date.

     6.2 Performance. Each of the Shareholders and the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with respectively by the Shareholders and/or the Company prior to or as of the Closing Date including, without limitation, delivery of the items set forth in Section 8.2.

     6.3 Satisfactory Completion of Due Diligence. Purchaser shall have completed its due diligence review of the Company and shall be satisfied with the results of such review.

     6.4 Authorization of Transactions by Board. Prior to the execution of this Agreement, the Board of Directors of Purchaser shall have authorized the transactions contemplated by the Operative Documents.

     6.5 Opinion of Counsel to the Shareholders. Purchaser shall have received the legal opinion of Russell W. Carlson, Esq,, counsel to the Shareholders, dated the Closing Date and addressed to Purchaser, substantially in the form attached hereto as Exhibit C.

     6.6 Employment Agreement. Robert Du Gaue shall have entered into the Employment Agreement with Purchaser.

     6.7 Compliance Certificate. The Company shall have delivered to Purchaser a certificate, executed by the President of the Company and dated as of the Closing Date, certifying (i) to the fulfillment of the conditions specified in Article VII hereof, (ii) that he has made, or caused to be made, such investigations as he deemed necessary to permit him to verify the accuracy of the information set forth in such certificate, and (iii) that, to the best of his knowledge, such certificate does not misstate any material fact or omit any fact necessary to make the certificate not misleading in any material respect.

     6.8 No Injunction. No court or other government body or public authority shall have issued, or threatened to issue, an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated by the Operative Documents.

     6.9 Qualification. The Company shall have obtained all necessary federal, foreign, state and local authorizations, approvals, permits and qualifications, or secured an exemption therefrom, required for the consummation of the transactions contemplated by the Operative Documents and the continuing operation of the Company's business following the Closing.

     6.10 Termination of Plans. The Shareholders shall have caused the Company to terminate the Company's 401(k) Plan effective before the Closing Date, and the profit-sharing, stock option, deferred compensation and life insurance plans as listed on Schedule 3.22 effective on or before the Closing Date.

     6.11 Leases. The Company shall have entered into and obtained from the Company's landlord(s) a consent to assignment and estoppel certificate in form and substance satisfactory to the Purchaser with respect to each lease listed on Schedule 3.14(b).

                                  ARTICLE VII
               CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS

     The sale of the Stock by the Shareholders on the Closing Date is conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations and Warranties. Each representation and warranty of Purchaser contained in Article IV hereof shall be true on and as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date.

     7.2 Performance. Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by Purchaser prior to or as of the Closing Date including, without limitation, delivery of the items set forth in Section 8.3 below.

     7.3 Employment Agreement. Purchaser shall have entered into the Employment Agreement with Robert Du Gaue.

     7.4 Compliance Certificate. Purchaser shall have delivered to the Company a certificate, executed by the President of Purchaser, dated as of the Closing Date, certifying (i) to the fulfillment of the conditions specified in
Article VI hereof, (ii) that he has made, or caused to be made, such investigations as he deemed necessary in order to permit him to verify the accuracy of the information set forth in such certificate, and (iii) to the best of his knowledge, such certificate does not misstate any material fact or omit any fact necessary to make the certificate not misleading in any material respect.

                                 ARTICLE VIII
                            CLOSING AND DELIVERIES

     8.1 Closing. The purchase and sale referred to in Section 2.1 above (the "Closing") shall take place at 10:00 a.m. at the offices of Purchaser at 600 South Cherry Street, Suite 305, Denver Colorado 80246 on July ___, 1999 or at such other time, date and place as the parties hereto may by written instrument designate. Such time and date are herein referred to as the "Closing Date".

     8.2 Deliveries at Closing by the Shareholders and/or the Company. At the Closing, provided Purchaser has duly performed its obligations hereunder, the Shareholders and/or the Company shall deliver or cause to be delivered to Purchaser the following:

          (a) The Operative Documents, duly executed by an authorized officer of the Company and/or by the Shareholder(s), as applicable;

          (b) Certificates representing not less than all of the Stock, duly endorsed for transfer or with duly executed stock powers attached, free of any liens, encumbrances, restrictions on transfer, charges or claims;

          (c) A copy of the Company's (i) Articles of Organization, and (ii) Bylaws, in each case as amended as of the Closing Date and certified by the Secretary of the Company;

          (d) A Certificate of Good Standing of the Company, issued as of a recent date by the Secretary of State of the State of California;

          (e) A Tax Status Certificate issued by the California Franchise Tax Board;

          (f) All consents of any Person, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Stock, the consummation of the transactions contemplated by this Agreement, and the retention or maintenance by the Company of all required Permits; and

          (g)  Resignations of the officers and directors of the Company.

     8.3 Deliveries by Purchaser and SkyLynx. At the Closing, provided the Shareholders and the Company have fully performed all of their respective obligations hereunder, Purchaser and/or SkyLynx shall deliver or cause to be delivered to the Shareholders the following:

          (a) The Operative Documents, duly executed by an authorized officer of Purchaser;

          (b) The Cash Portion of the Preliminary Purchase Price; the certificates representing the SkyLynx Shares, less the Hold Back Shares, shall be delivered within 10 days following the Closing;

          (c) A certified copy of resolutions duly adopted by Purchaser's Board of Directors approving and authorizing the transactions provided for in the Operative Documents, the execution thereof and the performance of all acts required to be performed by Purchaser thereunder, accompanied by an appropriate certificate of incumbency;

          (d)  A copy of Purchaser's (i) Certificate of Incorporation, and
(ii) Bylaws, in each case as amended as of the Closing Date and certified by the Secretary of Purchaser;

          (e) A certified copy of resolutions duly adopted by SkyLynx's Board of Directors approving and authorizing the transactions provided for in the Operative Documents; and


          (f) All consents of any Person, whether or not a party to this Agreement, which are necessary to effectuate the consummation of the transactions contemplated by the Operative Documents.

                                  ARTICLE IX
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     9.1 Survival of Representations. The parties hereto agree that all representations, warranties and covenants made in the Operative Documents shall survive for a period of three (3) years after the Closing Date and shall not be extinguished by the Closing or any investigation made by or on behalf of any party hereto. Notwithstanding the foregoing, (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, 3.10, 3.14(a), 4.1, and 4.2 shall survive for a period of five (5) years after the Closing Date, (b) the representations and warranties set forth in Section 3.17 and 3.24 shall survive until the thirtieth day following expiration of the applicable statute of limitations; (c) the covenants and agreements set forth in Sections 5.1 and 5.7 shall survive indefinitely; (d) the covenants of the Shareholders set forth in Section 5.8 shall survive for a period of five (5) years; (e) the provisions of this Article IX shall survive indefinitely; and
(f) any representation, warranty and covenant for which a timely action, proceeding or claim is made pursuant to the provisions of this Article IX shall survive beyond such applicable survival period until any such action, proceeding or claim is finally determined and paid in full.

     9.2 Indemnification of Purchaser. Each Shareholder agrees to jointly and severally indemnify and hold Purchaser and its affiliates and their respective directors, officers and employees (the "Purchaser Indemnitees") from and against (a) any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees, which may be asserted against or sustained or incurred by the Purchaser Indemnitees in connection with, arising out of or related to (i) any inaccuracy in, misrepresentation, breach or alleged breach of any of the representations, warranties, agreements, commitments, obligations, covenants or conditions made by the Company or any Shareholder hereunder, (ii) the establishment, administration or termination of any Plan on or prior to the Closing Date; (iii) any audit of a Plan performed by any governmental unit, including but not limited to the IRS and the U.S. Department of Labor, relating to periods prior to the Closing Date; or (iv) the failure of the transfer and assignment of the Stock from the Shareholders to Purchaser to cause Purchaser to acquire good and marketable title to the Stock, free and clear of any Encumbrances unless such failure is caused by the action of Purchaser; and (b) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Purchaser Indemnitees in connection with the enforcement of their respective rights hereunder.

     9.3 Indemnification of the Shareholders. Purchaser agrees to indemnify and hold each of the Shareholders (the "Shareholder Indemnitees") from and against (a) any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees, which may be asserted against or sustained or incurred by the Shareholder Indemnitees in connection with, arising out of or related to any inaccuracy in, misrepresentation, breach or alleged breach of any of the representations, warranties, agreements, commitments, obligations, covenants or conditions made by Purchaser hereunder; and (b) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Shareholder Indemnitees in connection with the enforcement of their respective rights hereunder.

     9.4 Procedure for Indemnification. Any party making a claim for indemnification hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnifying Party") of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The Indemnifying Party shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnitee until the later of (a) the expiration of the thirty (30) day response period (unless reasonably necessary to protect the rights of the Indemnitee), or (b) thirty (30) days following the receipt of a response within such thirty (30) day period by the Indemnitee requesting an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such thirty (30) day cure period). If such demand is based on a claim by a third party, the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnitee, and, in connection therewith, the Indemnitee shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control. The Indemnifying Party shall not concede, settle or compromise any such third-party claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. No claim for indemnification resulting from the breach or falsity of any of the representations or warranties set forth herein or in any certificate or other instrument delivered pursuant hereto shall be made after a date on which such representation, warranty or agreement shall have expired under the provisions of Section 9.1 hereof.

     9.5 Purchaser's Right to Offsets; Security. As security for the obligations of the Shareholders under this Article IX and the other payment obligations under this Agreement, the Shareholders hereby grant a first priority security interest in, and pledge and instruct SkyLynx to set aside and hold stock certificates of SkyLynx representing the Hold Back Shares. SkyLynx and the Purchaser may set off against the Hold Back Shares (i) amounts owed Purchaser under this Article IX, (ii) the Net Worth Deficiency, and (iii) a certain amount of the aggregate Taxes attributable to the 1999 Taxable Year and/or any prior fiscal year in excess of $75,000, as set forth in Section 2.4(b). In addition to its indemnity rights hereunder, Purchaser shall have the right to offset any amounts otherwise payable to the Shareholders under the Employment Agreement and the Hold Back Shares against any indemnity claims against the Shareholders. The parties agree that Purchaser's right to offsets hereunder shall not be Purchaser's exclusive recourse, and shall in no way limit the indemnity obligations of the Shareholders hereunder.

     9.6 Treatment of Indemnification Payments. Any payment by an Indemnifying Party under this Article 9 will be an adjustment to the Final Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Final Purchase Price for United States federal income tax purposes.

                                   ARTICLE X
                            SECURITIES LAW MATTERS

     10.1 Disposition of SkyLynx Shares. The Seller represents and warrants that the SkyLynx Shares being acquired by the Seller hereunder are being acquired and will be acquired for its own account, and will not be sold or otherwise disposed of, except pursuant to (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by SkyLynx with the SEC of any registration statement, offering circular or other documents, in which case, the Seller shall first supply to SkyLynx an opinion of counsel (which counsel and opinions shall be satisfactory to SkyLynx) that such exception is available, or (b) an effective registration statement filed by SkyLynx with the SEC under the Securities Act.

     10.2 Legend. The certificates representing the SkyLynx Shares shall bear the following legend:

          THE SALE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO SALE, HYPOTHECATION, PLEDGE OR OTHER DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNLESS THE SALE OR OTHER DISPOSITION IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR THE HOLDER OF SUCH SECURITIES PROVIDES AN OPINION OF COUNSEL SATISFACTORY TO SKYLYNX COMMUNICATIONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

     10.3 Contractual Restriction Legend.

     The Hold Back Shares shall bear the following legend:

          THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF SKYLYNX COMMUNICATIONS, INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON JULY ___, 2000.

     10.4 Delivery of the Hold Back Shares.
     At the end of the Hold Back Period, the Contractual Restriction Legend found in Section 10.3 shall be removed from the Hold Back Shares to reflect the expiration of the Hold Back Period. SkyLynx shall cause shares to be issued and delivered to the Shareholders, subject to adjustments that may be required to the Hold Back Shares, including but not limited to, stock splits, dividends, redemptions, and any forfeiture of the Hold Back Shares, or any portion thereof; provided, however, that should an adjustment or forfeiture to the Hold Back Shares be required, Purchaser or SkyLynx shall provide to the Shareholders a written accounting of any adjustments that may be made by Purchaser or SkyLynx. Notwithstanding the foregoing, in the event that at the end of the Hold Back Period there are unresolved claims of Purchaser for indemnification under Article IX as to which notice has been given, a number of Hold Back Shares shall be retained by SkyLynx equal in value to the amount of such claims plus anticipated court costs and attorneys fees and expenses until such claims have been resolved.

     10.5 No Bar. If the Hold Back Shares are insufficient to set off any claim for any amounts owed Purchaser or SkyLynx hereunder (or have been delivered in whole or part to the Shareholders prior to the making or resolution of such claim), then Purchaser or SkyLynx may take any action or exercise any remedy available to them by appropriate legal proceeding to collect amounts owed to them under this Agreement.

                                  ARTICLE XI
                             EVENTS OF TERMINATION

     11.1 Events of Termination. This Agreement may be terminated upon the occurrence of any of the following (each, an "Event of Termination"):

          (a) Purchaser and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Purchaser may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (i) in the event the Shareholders and/or the Company have breached any of their respective representations, warranties or covenants contained in the Operative Documents in any material respect, or (ii) if the Closing shall not have occurred on or before August 31, 1999, by reason of the failure of any condition precedent set forth in Article VI (unless the failure results primarily from Purchaser itself breaching any of its representations, warranties or covenants contained in the Operative Documents); and

          (c) The Shareholders may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any representation, warranty or covenant contained in the Operative Documents in any material respect, or (B) if the Closing shall not have occurred on or before August 31, 1999, by reason of the failure of any condition precedent set forth in Article VII (unless the failure results primarily from the Shareholders breaching any of their respective representations, warranties or covenants contained in the Operative Documents).


     11.2 Effect of Termination. In the event this Agreement shall be terminated pursuant to the provisions of Section 11.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except for any liability of any party then in breach, and the confidentiality provisions hereunder.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1 Expenses. Each of the parties hereto shall bear its own expenses relating to the transactions contemplated by the Operative Documents including, without limitation, the fees and expenses of its counsel.

     12.2 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees, if any, incurred in connection with the sale of the Stock shall be paid by the Shareholders.

     12.3 No Waiver. No failure to exercise and no delay in exercising, on the part of Purchaser, the Company or the Shareholders, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

     12.4 Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by each party hereto. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

     12.5 Governing Law; Headings. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflict of law principles thereof. The descriptive headings of the several Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     12.6 Gender. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders, as the context may require.

     12.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person, including without limitation any employee of the Company, other than the parties hereto and their respective successors and permitted assigns.

     12.8 Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, and (ii) designate one or more of its affiliates to perform its obligations hereunder.

     12.9 Publicity. Except as otherwise required by law or regulation, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof; provided, however, that, any announcement with respect to the matters provided herein made by the Company or Purchaser to its own employees shall not be deemed to be a public statement for purposes of this Section 13.9. The requirements of this Section 12.9 shall be in addition to those included in the Confidentiality Agreement.

     12.10 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by confirmed facsimile transmission or by registered or certified mail, postage prepaid, addressed as follows:

          (a)  If to Purchaser or, following the Closing:

               SkyLynx Communications of California, Inc.
               600 South Cherry Street, Suite 305
               Denver, Colorado 80246
               Attention:  CEO and President
               Fax:  (303) 316-0404

               With a copy to:

               McDermott, Will & Emery
               600 13th Street, N.W.
               Washington, D.C. 2005-3096
               Attention:  Robert N. Jensen, Esq.
               Fax:  (202) 756-8087

          (b)  If to SkyLynx prior to or following the Closing

               SkyLynx Communications, Inc.
               600 South Cherry Street, Suite 305
               Denver, Colorado 80246
               Attention:  CEO and President
               Fax:  (303) 316-0404

               With a copy to:

               McDermott, Will & Emery
               600 13th Street, N.W.
               Washington, D.C. 2005-3096
               Attention:  Robert N. Jensen, Esq.
               Fax:  (202) 756-8087


          (c)  If to the Shareholders prior to the Closing

               Robert and Gloria Du Gaue
               8660 Hillmon Court
               Sacramento, California 95825

               With a copy to:

               Russell W. Carlson, Esq.
               6018 3rd Avenue
               Sacramento, California 95817-2512
               Fax:  (916) 929-3706

or to such other address or number as shall be furnished in writing by any such party. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be deemed to have been duly given when transmitted by facsimile transmission and confirmed, when personally delivered or, in the case of a mailed notice, four (4) business days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

     12.11 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the other Operative Documents which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the Confidentiality Agreement.

     12.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     IN WITNESS WHEREOF, each of Purchaser, SkyLynx and the Company has caused its corporate name to be hereunto subscribed by its respective officer thereunto duly authorized and each of the Shareholders has executed this Agreement, all under seal as of the day and year first above written.

                              SKYLYNX COMMUNICATIONS, INC.



                              By:  /s/ Jeffery A. Mathias
                                   ---------------------------------
                                   Jeffery A. Mathias, President



                              SKYLYNX COMMUNICATIONS OF CALIFORNIA, INC.



                              By:  /s/ Jeffery A. Mathias
                                   ---------------------------------
                                   Jeffery A. Mathias, President

                              SHAREHOLDERS:



                              /s/ Robert Du Gaue
                              ---------------------------------
                              Robert Du Gaue


                              /s/ Gloria Du Gaue
                              ---------------------------------
                              Gloria Du Gaue

                                   EXHIBIT A


                                 Shareholders


Name and Address                                       Number of Shares

                                   EXHIBIT B

                              Employment Agreement

                                   EXHIBIT C
                              Opinion of Counsel

                                 SCHEDULE 3.24

                             ENVIRONMENTAL ISSUES

     "Environmental Laws" means the Comprehensive Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. Section 9601 et seq.) ("CERCLA") and/or the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.) ("RCRA") and/or the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) ("TSCA") and/or the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.) ("FIFRA") and/or the Clean Air Act (42 U.S.C. Section 7401 et seq.) ("CAA") and/or the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) ("FWPCA") and/or the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.) ("SDWA") including any amendments or extensions thereof; and all statutes, laws, regulations, rules, ordinances, codes, licenses, permits, guidelines, standards, orders, requirements, approvals and similar items of all governmental agencies, departments, commissions, boards and instrumentalities of the United States, any foreign country, or any state, or any political subdivision thereof relating to pollution and/or the protection of human health and/or the environment, including, without limitation, those relating to reporting, licensing, permitting, investigating, removing or remediating Materials of Environmental Concern (as hereinafter defined).

     "Materials of Environmental Concern" means any substance:

          (a) the presence of which requires investigation or remediation under any Environmental Law; or

          (b) which is defined as a "hazardous waste," "hazardous substance," "hazardous material," toxic substance, pollutant or contaminant under any Environmental Law; or

          (c) which is identified under any Environmental Laws as toxic, explosive, corrosive, flammable, ignitable, reactive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes restricted or regulated by any governmental, quasi-governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country, or any state, or any political subdivision thereof; or

          (d) without limitation, which includes or contains gasoline, diesel fuel or other petroleum hydrocarbons or byproducts.

     "Environmental Claim" means any claim, order, investigation, action, suit, proceeding, injunction, demand or violation of any Environmental Law or liability under common law with respect to pollution and/or protection of human health and/or the environment (including any release, emission, discharge, presence or disposal of any Materials of Environmental Concern), including, without limitation, any claim, order investigation, action, suit, proceeding, injunction, demand or violation with respect to health effects to persons, investigation and cleanup costs, property damage and/or damage to natural resources brought or alleged by any governmental, quasi-governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country, or any state, or any political subdivision thereof, or from any director, officer, employee, agent, contractor or any other private or third party, and any notice, whether oral or written, advising the Company of any of the foregoing or of any fact, event or condition which could reasonably be the basis for the assertion of any of the foregoing.

                        LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

Exhibit A      Shareholders

Exhibit B      Employment Agreement

Exhibit C      Opinion of Russell W. Carlson, counsel to the Shareholders


SCHEDULES

Schedule 3.5        Litigation
Schedule 3.8        Foreign Qualification
Schedule 3.10       Capital Stock and Options, Warrants, Etc.
Schedule 3.11       Subsidiaries and Interests in Other Entities
Schedule 3.12       Financial Statements
Schedule 3.13(a)    Undisclosed Liabilities/ordinary course of business
Schedule 3.13(b) Undisclosed Liabilities/workers' compensation, employers' liability, and group health plan
Schedule 3.14(a)    Title to Property; Encumbrances
Schedule 3.14(b)    Leases
Schedule 3.14(c)    Motor Vehicles
Schedule 3.15       Material Contracts
Schedule 3.16       No Violations
Schedule 3.17       Taxes
Schedule 3.18       Conduct of Business
Schedule 3.19       Intellectual Property
Schedule 3.20       Compliance with Laws
Schedule 3.21       Employment or Consulting Contracts
Schedule 3.22       Employee Benefits
Schedule 3.23       Insurance
Schedule 3.24       Environmental and Safety Laws
Schedule 3.26       Banking Relationships
Schedule 3.27       Required Consents, Etc.
Schedule 3.29       Company Litigation
Schedule 3.30       Inventory